UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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RENT-A-CENTER, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

ENGAGED CAPITAL CO-INVEST V, LP

ENGAGED CAPITAL CO-INVEST V-A, LP

ENGAGED CAPITAL FLAGSHIP FUND, LP

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

ENGAGED CAPITAL, LLC

ENGAGED CAPITAL HOLDINGS, LLC

GLENN W. WELLING

JEFFREY J. BROWN

MITCHELL E. FADEL

CHRISTOPHER B. HETRICK

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of highly qualified director nominees to the Board of Directors of Rent-A-Center, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 30, 2017, Engaged Capital issued the following press release:

ISS RECOMMENDS RENT-A-CENTER STOCKHOLDERS VOTE FOR CHANGE ON ENGAGED CAPITAL’S BLUE PROXY

•	ISS recommends RCII stockholders vote the BLUE Engaged Capital proxy to elect Engaged Capital nominees Mitchell E. Fadel and Christopher B. Hetrick.
•	ISS calls Engaged Capital’s case for Board level change “compelling” and believes addition of Engaged Capital nominees “…would better position the board to reverse the missteps of recent years”.
•	Vote the BLUE Engaged Capital proxy card today to elect Jeffrey J. Brown, Mitchell E. Fadel, and Christopher B. Hetrick and restore stockholder value.

Newport Beach, CA, May 30, 2017 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities with a 20.5% economic exposure to Rent-A-Center, Inc. (“RCII” or the “Company”) (NASDAQ:RCII), announced today that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, has recommended that RCII stockholders vote on the BLUE Engaged Capital proxy card to elect two of Engaged Capital’s highly-qualified director candidates, Mitchell E. Fadel and Christopher B. Hetrick, at the Company’s upcoming 2017 Annual Meeting of Stockholders to be held on June 8, 2017 (the “Meeting”). Engaged Capital urges all RCII stockholders to vote the BLUE proxy card for all three Engaged Capital nominees and restore stockholder value.

Glenn W. Welling, Chief Investment Officer of Engaged Capital, responded to ISS’ report saying, “We are very pleased to have received a strong endorsement from ISS for our case for urgent change at RCII. Stockholders are recognizing that the RCII Board has failed to perform its fiduciary duty in an attempt to entrench a long-tenured founder and his fellow directors. The RCII Board has continuously disregarded stockholders’ calls to consider evaluating all strategic alternatives prior to pursuing a high-risk turnaround plan. Engaged Capital’s nominees are fully aligned with stockholders’ interests, have the experience and determination to evaluate all options and pursue the strategy that will drive the highest return for all stockholders. In order to ensure that urgent change occurs at RCII, it is critical for RCII stockholders to elect all three of our highly-qualified nominees.”

ISS endorsed Engaged Capital’s case for change and recommended that stockholders vote on Engaged Capital’s BLUE proxy card stating:

“…[Engaged Capital] has presented a compelling case that additional change is needed at the board level. All three management nominees and five of seven directors have served for at least ten years on the board. Given the lengthy fundamental and stock underperformance vs. closest peer Aaron's and the magnitude of that underperformance in recent years, the board would likely benefit from some fresh perspectives, especially from a shareholder with a significant, direct financial interest.”

ISS praised each of Engaged Capital’s nominees noting that:

With respect to nominee Mitchell E. Fadel: “The presence of an operator on the slate, such as Fadel, suggests that the dissident is open to fixing the company. Fadel brings extensive experience in this industry and company, at a time when management depth remains lean. The board has criticized Fadel in this contest, but facts seem to contradict that criticism.”

With respect to nominee Jeffrey J. Brown: “…bring[s] valuable experience on public boards.”

With respect to nominee Christopher B. Hetrick: “…brings valuable experience analyzing consumer companies and understanding capital allocation. More importantly, his interests would be directly aligned with those of all shareholders, due to the 20.5 percent economic stake held by his employer.”

ISS criticized the RCII board of directors’ (the “Board”) failure to properly evaluate all of the strategic alternatives available to the Company:

“In barely a month, the board went from being committed to exploring all opportunities to rejecting a key opportunity. How can the board truly be informed about the relative merits of a sale vs. the standalone case, without at least exploring the idea?”

ISS appeared to agree with Engaged Capital’s contention that the Board’s plan to turnaround RCII was fraught with risk:

“…the company's weakened balance sheet reduces the margin for error in a turnaround plan and could constrain the company's ability to invest while executing that plan. The still-thin management depth further increases the turnaround’s executional risk.”

ISS sharply criticized two of RCII’s incumbent directors up for election at the Meeting, noting their poor performance and lack of alignment with stockholders:

“Incumbent nominees Jackson and Roberts each have been on the board for at least ten years, presiding over destruction of shareholder value. They now own a combined 88,155 shares, less than 1 percent of what the dissident owns. But their biggest failures were in succession planning, and in overseeing and approving several strategic missteps which reduced profitability sharply.”

ISS expressed serious concerns about the Board’s conduct and governance:

With respect to the classified Board structure: “The [Board’s] insistence on maintaining a classified structure limits shareholders' choices, especially during a turnaround process, when the annual accountability of directors should be a key concern for shareholders.”

With respect to the adoption of a poison pill that stockholders do not have the opportunity to vote on until the 2018 meeting: “In an uncontested proxy contest, the adoption of a poison pill for more than a year, without shareholder approval, would likely have [led] to withhold recommendations for all incumbent directors.”

ISS found RCII’s late change of its record date “most troubling” and rejected RCII’s explanation for changing the record date without notice to stockholders which will potentially disenfranchise certain stockholders: “[RCII] had available at least two other options, both of which would have given shareholders more notice while allowing the record date to occur weeks after the company's strategic plan was released, so that new shareholders could assess the plan and vote. Management, knowing that its strategic plan was about to be released, initially could have set a record date for two weeks after the plan's release.”

ISS concluded that the RCII Board’s response to the challenges faced by the Company has been inadequate:

“Given the board's less than ideal handling of critical issues such as succession planning, shareholders may have reason to feel less than confident regarding the risks associated with its turnaround plan.”

“Despite making some appropriate adjustments, the board has also taken a number of steps that appear far more focused on undermining the dissident campaign than in bolstering shareholder confidence regarding the turnaround plan.”

Engaged Capital believes that RCII stockholders must hold Mark Speese and the entire RCII Board accountable for the self-inflicted strategic and operational mistakes, as well as its pattern of abusive corporate governance, that has damaged the Company’s credibility and its long-term stability.

VOTE THE BLUE ENGAGED CAPITAL PROXY CARD FOR ALL THREE ENGAGED CAPITAL NOMINEES TODAY.

If you have any questions, or require assistance with your vote, please contact Saratoga Proxy Consulting LLC, toll- free at (888) 368-0379, call direct at (212) 257-1311 or email: info@saratogaproxy.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

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